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                                                                      EXHIBIT 12

                               EOG RESOURCES, INC.
    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
                                 (IN THOUSANDS)
                                   (UNAUDITED)


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                                                           YEAR ENDED DECEMBER 31,
                                         -------------------------------------------------------------
                                            1999         1998         1997         1996         1995
                                         ---------    ---------    ---------    ---------    ---------

EARNINGS AVAILABLE FOR
FIXED CHARGES:
Net Income                               $ 569,094    $  56,171    $ 121,970    $ 140,008    $ 142,118
Less: Capitalized Interest Expense         (10,594)     (12,711)     (13,706)      (9,136)      (6,490)
Add: Fixed Charges                          72,413       61,290       41,423       21,997       18,414
Income Tax Provision                        (1,382)       4,111       41,500       50,954       41,936
                                         ---------    ---------    ---------    ---------    ---------
EARNINGS AVAILABLE                       $ 629,531    $ 108,861    $ 191,187    $ 203,823    $ 195,978
                                         =========    =========    =========    =========    =========


FIXED CHARGES:
Interest Expense                         $  61,819    $  48,463    $  27,369    $  12,370    $  11,310
Capitalized Interest                        10,594       12,711       13,706        9,136        6,490
Rental Expense Representative of
     Interest Factor                            --          116          348          491          614
                                         ---------    ---------    ---------    ---------    ---------
TOTAL FIXED CHARGES                         72,413       61,290       41,423       21,997       18,414

Preferred Dividends
     Amount Accrued                            535           --           --           --           --
                                         ---------    ---------    ---------    ---------    ---------
TOTAL FIXED CHARGES AND
     PREFERRED DIVIDENDS ACCRUED         $  72,948    $  61,290    $  41,423    $  21,997    $  18,414
                                         =========    =========    =========    =========    =========



RATIO OF EARNINGS TO
FIXED CHARGES
                                              8.69         1.78         4.62         9.27        10.64

RATIO OF EARNINGS TO
FIXED CHARGES AND
PREFERRED DIVIDENDS
                                              8.63         1.78         4.62         9.27        10.64
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